                                                                    EXHIBIT 12.2


                             PACCAR Financial Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       PURSUANT TO THE SUPPORT AGREEMENT
                       BETWEEN THE COMPANY AND PACCAR INC
                             (Thousands of Dollars)


                                              Nine Months Ended
                                                September 30
                                            1994            1993
                                          ------------------------
FIXED CHARGES
  Interest expense                        $44,397          $33,615
  Facility and equipment rental               509              484
                                          -------          -------

     TOTAL FIXED CHARGES                  $44,906          $34,099
                                          =======          =======

EARNINGS
  Income before income taxes              $31,578          $22,005
  Depreciation                              7,522            8,206
                                          -------          -------
                                           39,100           30,211

  Fixed charges                            44,906           34,099
                                          -------          -------

     EARNINGS AS DEFINED                  $84,006          $64,310
                                          =======          =======



RATIO OF EARNINGS TO FIXED CHARGES          1.87X            1.89X





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